Exhibit 4.10

Johnson Controls, Inc.

Officers’ Certificate Pursuant to
Section 3.01 of the Indenture

Pursuant to Section 3.01 of the Indenture dated as of February 22, 1995 (the “Indenture”) between Johnson Controls, Inc. (the “Company”) and Chemical Bank Delaware, as Trustee, the undersigned on behalf of the Company and in their respective capacities indicated, hereby certify that we have examined resolutions duly adopted at a meeting of (i) the Board of Directors of the Company on November 16, 1994 and (ii) the Pricing Committee of the Board of Directors of the Company on December 5, 1995.  Acting pursuant to such Board resolutions, the undersigned hereby establish a series of Debt Securities (the “Debentures”) by means of this Officers’ Certificate, in accordance with the provisions of Section 3.01 of the Indenture:

1.              The title of the new series of Debt Securities shall be:  6.95% Debentures Due December 1, 2045.

2.              The maximum aggregate principal amount of the Debentures which may be authenticated and delivered under the indenture (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Article 3, the second paragraph of Section 4.03, or Section 11.04, of the Indenture) is $125,000,000.

3.              Principal on the Debentures shall be payable on December 1, 2045.

4.              The Debentures shall bear interest at a rate of 6.95% per annum which interest shall accrue from December 12, 1995 and shall be payable semiannually on June 1 and December 1, beginning June 1, 1996, to the persons in whose names the Debentures are registered at the close of business on the preceding May 15 and November 15, respectively (the “Regular Record Dates”).

5.              The principal of, premium, if any, and interest on the Debentures shall initially be payable at the offices of Chemical Bank (the “Paying Agent”).

6.              The Securities will not be redeemable prior to maturity.

7.              The Company shall have no obligation to redeem or purchase Debentures pursuant to any sinking fund or analogous provision.

8.              The Debentures shall be issuable in United States dollars.

9.              Section 13.02 of the Indenture shall apply to the Debentures.

10.       Payments of principal of, premium, if any, and interest on the Debentures shall be payable in United States dollars.

11.       The Debentures shall be issued in the form of fully registered Global Securities which will be deposited with, or on behalf of, the Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee.  Principal of, premium, if any, and interest payments on the Debentures will be made to the Depository or its nominee.

Capitalized terms used herein which are defined in the Indenture are used herein as so defined.

Dated: December 12, 1995

JOHNSON CONTROLS, INC.

	By:	/s/ Stephen A. Roell
Name: Stephen A. Roell
Title: Vice President and Chief Financial Officer

	By:	/s/ Ben C.M. Bastianen
Name: Ben C.M. Bastianen
Title: Treasurer